Exhibit 10.6

PREFERRED SHARE PURCHASE AGREEMENT

by and between

ECMOHO LIMITED,

ECMOHO (HONG KONG) HEALTH TECHNOLOGY LIMITED,

SHANGHAI ECMOHO HEALTH BIOTECHNOLOGY CO., LTD.,

WANG YING,

ZENG QINGCHUN,

and

EACH OF THE INVESTORS LISTED ON EXHIBIT A HERETO

Dated as of August 2, 2018

i

4.3	Qualifications	16
4.4	Board of Directors	17
4.5	Investors Rights Agreement	17
4.6	Memorandum and Articles	17
4.7	Execution of Control Agreements	17
4.8	Equity Transfer Registration	17
4.9	Subscription Agreement	17
4.10	Loan Agreement	17
4.11	Joinder Agreement	18

	ARTICLE V

	CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

5.1	Representations and Warranties	18
5.2	Performance	18
5.3	Qualifications	18
5.4	Minimum Number of Preferred Sale Shares at Initial Closing	18

	ARTICLE VI

	COVENANTS AND OTHER AGREEMENTS

6.1	Use of Proceeds	18
6.2	Executory Period Covenants	18
6.3	Compliance	19
6.4	Indemnification of the Director	20
6.5	Intellectual Properties Registration	20
6.6	Equity Transfer of Japan Subsidiary	20
6.7	Filing of Memorandum and Articles	20
6.8	Equity Pledge Registration	20
6.9	Non-competition Agreements	20
6.10	Management Accounts	20
6.11	Termination of Old VIE Agreement	21
6.12	Exit of the Staying Onshore Investors	21
6.13	Termination of Existing Investment Agreements	21

	ARTICLE VII

	INDEMNITY

7.1	General Indemnity	21
7.2	Specific Indemnity	21
7.3	Limit on Liability	22

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	ARTICLE VIII

	TERMINATION

8.1	Termination	22
8.2	Effect of Termination	22

	ARTICLE IX

	MISCELLANEOUS

9.1	Amendment; Waiver	22
9.2	Expenses	23
9.3	Counterparts	23
9.4	Governing Law and Venue; Specific Performance	23
9.5	Notices	24
9.6	Entire Agreement	24
9.7	Confidentiality	25
9.8	No Third-Party Beneficiaries	26
9.9	Severability	26
9.10	Interpretation; Construction	27
9.11	Assignment	27
9.12	Fulfillment of Obligations	27

Exhibit A:	Schedule of Purchasers

Exhibit B:	Form of Joinder Agreement

Exhibit C:	Disclosure Schedule

Exhibit D:	Form of Investors Rights Agreement

Exhibit E:	Form of Memorandum and Articles

Exhibit F:	List of Trademarks to be Transferred to the Group

iii

PREFERRED SHARE PURCHASE AGREEMENT

THIS PREFERRED SHARE PURCHASE AGREEMENT (including the exhibits hereto, this “Agreement”), dated as of August 2, 2018, is made by and among:

1.	ECMOHO Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands;

2.	ECMOHO (Hong Kong) Health Technology Limited (“ECMOHO Hong Kong”), a limited company incorporated under the laws of Hong Kong;

3.	Shanghai ECMOHO Health Biotechnology Co., Ltd. (上海易恒健康生物科技有限公司) (“ECMOHO Shanghai”), a limited liability company established under the laws of the People’s Republic of China;

4.	Founders (as defined below); and

5.	each of the investors listed on Exhibit A, as amended from time to time, attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

The Company, ECMOHO Hong Kong, ECMOHO Shanghai and their respective Subsidiaries (as defined below) are referred to collectively herein as the “Group Companies”, and each a “Group Company”. “Group” refers to all the Group Companies collectively.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to sell to the Purchasers, and each Purchaser desires to purchase from the Company, a certain number of Series A Preferred Shares, US$0.00001 par value per share (the “Series A Sale Shares”). The shares of Series A Preferred Shares issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and any Additional Shares, as defined below) shall be referred to in this Agreement as the “Preferred Sale Shares”; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PREFERRED SHARES

1.1    Sale and Issuance of Preferred Shares. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to each Purchaser at the Closing that number of Series A Sale Shares as set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of US$2.834140 per share.

1.2    Closing; Delivery.

(a)    The closing of the initial purchase and sale of the Preferred Sale Shares (the “Initial Closing”) shall take place at Level 10, Two IFC, No. 8 Century Avenue, Pudong New Area, Shanghai, PRC, on August 6, 2018, or at such other place and time as the Company and the Purchasers mutually agree upon, orally or in writing (such date, the “Initial Closing Date”).

(b)    At each Closing, in addition to any items the delivery of which is made an express condition to each Purchaser’s obligations at the Closing pursuant to Article IV, the Company shall deliver to such Purchaser: (i) a copy of the updated register of members of the Company showing each Purchaser as the holder of the Preferred Sale Shares purchased by such Purchaser hereunder, certified by the registered agent of the Company as true and complete as of the date of the Closing, (ii) a copy of the updated register of directors of the Company reflecting the appointment of the directors as contemplated by Section 4.4, certified by the registered agent of the Company as true and complete as of the date of the Closing, and (iii) a duly issued share certificate or certificates to each Purchaser representing the Preferred Sale Shares purchased by such Purchaser issued in the name of such Purchaser, duly signed and sealed for and on behalf of the Company, against payment of the purchase price for the Preferred Sale Shares purchased by such Purchaser at such Closing by wire transfer to a bank account designated by the Company.

1.3    Sale and Issuance of Additional Preferred Shares. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, additional Series A Preferred Shares of up to an aggregate value of US$42,500,000 (the “Additional Shares”), to one or more purchasers (each an “Additional Purchaser” and collectively, the “Additional Purchasers”), provided, that such subsequent sale is consummated within thirty (30) days after the Initial Closing Date (the “Second Closing” and such date, the “Second Closing Date”). Each Additional Purchaser shall join this Agreement by executing a joinder agreement (the “Joinder Agreement”) satisfactory to the Company and in the form attached as Exhibit B hereto. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at the Second Closing and the parties purchasing such Additional Shares.

1.4    Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)    “Additional Purchaser”, and collectively, “Additional Purchasers”, have the meaning set forth in Section 1.3.

(b)    “Additional Shares” has the meaning set forth in Section 1.3.

(c)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.

(d)    “Agreement” has the meaning set forth in the Preamble.

(e)    “Arbitration Rules” has the meaning set forth in Section 9.4(b).

(f)    “Arbitrator” has the meaning set forth in Section 9.4(b).

(g)    “Authorization”, and collectively, “Authorizations”, mean any consents, registrations, approvals, permits, clearances or authorizations.

(h)    “Board of Directors” means the board of directors of the Company.

(i)    “Business Day”, means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general corporate business in each of Shanghai, People’s Republic of China; George Town, the Cayman Islands; Hong Kong; and New York, New York, United States of America.

(j)    “Capital Increase Agreements” has the meaning set forth in Section 6.13.

(k)    “Circular 37” has the meaning set forth in Section 2.7(c)(ii).

(l)    “Class A Ordinary Shares” means a class A ordinary share in the capital of the Company, par value of US$0.00001 per share.

(m)    “Class A-1 Ordinary Shares” means a class A-1 ordinary share in the capital of the Company, par value of US$0.00001 per share.

(n)    “Class A-2 Ordinary Shares” means a class A-2 ordinary share in the capital of the Company, par value of US$0.00001 per share.

(o)    “Class B Ordinary Shares” means a class B ordinary share in the capital of the Company, par value of US$0.00001 per share.

(p)    “Closing” means each of the Initial Closing and the Second Closing, as applicable.

(q)    “Closing Date” means each of the Initial Closing Date and the Second Closing Date, as applicable.

(r)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(s)    “Company” has the meaning set forth in the Preamble.

(t)    “Company Indemnified Party” has the meaning set forth in Section 7.1.

(u)    “Company Security Holder” has the meaning set forth in Section 2.7(c)(ii).

(v)    “Confidential Information” has the meaning set forth in Section 9.7(a).

(w)    “Constitutive Documents” means, with respect to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument or equivalent documents, in each case as amended; and means, with respect to PRC limited liability companies, the articles of association or equivalent documents.

(x)    “Control Agreements” means the following documents: (i) the Exclusive Technology Consulting and Service Agreement by and between ECMOHO Shanghai and Yibo; (ii) the Equity Interest Pledge Agreement by and among ECMOHO Shanghai, Yibo and the shareholders of Yibo; (iii) the Equity Interest Purchase Option Agreement by and among ECMOHO Shanghai, Yibo and the shareholders of Yibo; and (iv) the Voting Proxy Agreement by and among ECMOHO Shanghai, Yibo and the shareholders of Yibo.

(y)    “Delta” means Delta Capital Growth Fund II, L.P.

(z)    “Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Exhibit C, dated as of the date hereof, and further updated as of the Closing Date.

(aa)    “ECMOHO Hong Kong” has the meaning set forth in the Preamble.

(bb)    “ECMOHO Shanghai” has the meaning set forth in the Preamble.

(cc)    “ECMOHO Industrial” means Shanghai ECMOHO Industrial Co., Ltd. (上海易恒实业有限公司).

(dd)    “Equity Transfer Agreement” has the meaning set forth in Section 4.8.

(ee)    “Filing”, and collectively, “Filings”, mean notices, reports, applications, forms, expert opinions or other filings or information.

(ff)    “Financial Statements” has the meaning set forth in Section 2.11.

(gg)    “Foreign Exchange Authorization” has the meaning set forth in Section 2.7(c)(ii).

(hh)    “Founders”, mean, collectively, WANG Ying (王影, PRC ID Number: ***) and Zeng Qingchun (曾庆春, PRC ID Number: ***), and “Founder” means any one of them.

(ii)    “Founder Holding Companies”, mean, collectively, Behealth Limited and Uhealth Limited, and “Founder Holding Company” means any one of them.

(jj)    “Governmental Entity”, and collectively, “Governmental Entities”, mean any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(kk)    “Group” has the meaning set forth in the Preamble.

(ll)    “Group Company” and “Group Companies” have the meaning set forth in the Preamble.

(mm)    “HK Subsidiary” means ECMOHO (Hong Kong) Limited.

(nn)    “HKIAC” means the Hong Kong International Arbitration Centre.

(oo)    “Initial Closing” has the meaning set forth in Section 1.2(a).

(pp)    “Initial Closing Date” has the meaning set forth in Section 1.2(a).

(qq)    “Investors Rights Agreement” means the agreement among the Company, the Purchasers and certain other shareholders of the Company dated as of the date of the Initial Closing Date, in the form of Exhibit D attached to this Agreement.

(rr)    “Japan Subsidiary” means ECMOHO (Japan) Limited (ECMOHO 株式会社).

(ss)    “Joinder Agreement” has the meaning set forth in Section 1.3.

(tt)    “Key Employees” mean the key employees of each Group Company as listed in Exhibit E attached hereto.

(uu)    “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers: the chief executive officer of the Company.

(vv)    “Leased Real Property” has the meaning set forth in Section 2.13(b).

(ww)    “Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

(xx)    “Lingzhi” means Shanghai Lingzhi Management Center (Limited Partnership) (上海翎知企业管理中心(有限合伙 )).

(yy)    “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, property or results of operations of the Group Companies, taken as a whole; provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute a Material Adverse Effect: (i) any change resulting from the execution or delivery of this Agreement or the Investors Rights Agreement, the consummation of the Transaction or the announcement or other publicity with respect to the foregoing, (ii) any legal, regulatory or other change affecting any of the industries, industry sectors or geographic sectors (including, for the avoidance of doubt, the PRC) in which the Company operates, (iii) any change or prospective change in law or accounting standards or interpretations or the enforcement thereof applicable to the Company, (iv) any change in domestic or foreign economic, political, demographic or business conditions or financial, credit, debt or securities market conditions generally, (v) any change that results from (A) acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions, cyberwarfare, other armed conflicts or the escalation of any of the foregoing, (B) any hurricane, super storm, flood, tornado, earthquake or other natural disaster, (C) any pandemic, (D) environmental change, or (E) any other force majeure event, or (vi) any failure by the Company to meet any internal or public projections, budgets, forecasts, plans or guidance.

(zz)    “Memorandum and Articles” means the first amended and restated memorandum of association of the Company and the first amended and restated articles of association of the Company attached hereto as Exhibit F, to be adopted in accordance with applicable law on or before the Closing and which shall be in full force and effect as of the Closing.

(aaa)    “Ordinary Shares” means the ordinary shares of the Company, including the Class A Ordinary Shares and the Class B Ordinary Shares.

(bbb)    “Party”, and collectively, “Parties”, mean the signatories to this Agreement.

(ccc)    “Permit” and collectively, “Permits”, has the meaning set forth in Section 2.7(a).

(ddd)    “Permitted Lien” means (i) Liens reflected or reserved against or otherwise disclosed in the Disclosure Schedule, (ii) Liens arising or incurred in the ordinary course of business, such as mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens, which would not impair the operation of the business of the Company, (iii) liens for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of reentry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions, (v) non-exclusive licenses to intellectual property rights entered into in the ordinary course of business, (vi) licenses, covenants not to sue or other similar rights to intellectual property rights granted by a third party prior to the acquisition of such intellectual property rights by any Group Company and (vii) Liens that would not have a Material Adverse Effect.

(eee)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(fff)    “Preferred Director” has the meaning set forth in Section 4.4.

(ggg)    “Preferred Sale Shares” has the meaning set forth in the Recitals.

(hhh)    “Preferred Shares” means the preferred shares of the Company.

(iii)    “PRC” means the People’s Republic of China but, solely for purposes of this Agreement and the other Transaction Documents, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

(jjj)    “Purchaser”, and collectively, “Purchasers”, have the meaning set forth in the Preamble.

(kkk)    “Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

(lll)    “Real Property” has the meaning set forth in Section 2.13(b).

(mmm)    “Representatives” means a director, officer, employee, shareholder, partner, member, accountant, agent, counsel and other representatives of a specified Person.

(nnn)    “Rothschild” means Edmond De Rothschild Private Equity China II.

(ooo)    “SAFE” means the State Administration of Foreign Exchange of the PRC.

(ppp)    “SAFE Rules and Regulations” has the meaning set forth in Section 2.7(c)(ii).

(qqq)    “SEC” means the U.S. Securities and Exchange Commission.

(rrr)    “Second Closing” has the meaning set forth in Section 1.3.

(sss)    “Second Closing Date” has the meaning set forth in Section 1.3.

(ttt)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(uuu)    “Series A Preferred Shares” means the preferred shares of the Company designated as series A.

(vvv)    “Series A Sale Shares” has the meaning set forth in the Recitals.

(www)    “Share Plan” means the 2018 Employee Share Option Plan to be adopted by the Board of Directors of the Company, including the affirmative votes of at least two Investor Directors (as defined in the Investors Rights Agreement).

(xxx)    “Statement Date” has the meaning set forth in Section 2.11.

(yyy)    “Staying Onshore Investors” has the meaning set forth in Section 6.12.

(zzz)    “Subsidiary”, and collectively “Subsidiaries”, mean, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations, variable interest entities or other entities controlled by such Person directly or indirectly through one or more intermediaries.

(aaaa)    “Transaction” means the purchase and sale of the Preferred Sale Shares.

(bbbb)    “Transaction Documents” means this Agreement, the Investors Rights Agreement and Memorandum and Articles.

(cccc)    “U.S. Dollars” or “US$” means United States dollars, the lawful currency of the United States of America.

(dddd)    “Warrantor” and “Warrantors” have the meanings set forth in Article II.

(eeee)    “Yibo” means Shanghai Yibo Medical Equipment Co., Ltd. (上海邑渤医疗器械有限公司).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, ECMOHO Hong Kong, ECMOHO Shanghai and each of the Founders (collectively, the “Warrantors” and each, a “Warrantor”) hereby jointly and severally represent and warrant to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. Any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection. Notwithstanding that any representation specifically references a section or subsection of the Disclosure Schedule, each representation shall be deemed to be qualified by any information in the Disclosure Schedule where it is reasonably apparent that such information is relevant to such representation:

2.1    Organization, Good Standing, Corporate Power and Qualification. Each Group Company (a) is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the place of its incorporation or establishment, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified to transact business in each jurisdiction where the conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or to have such power or authority would not, individually or in the aggregate, result in a Material Adverse Effect. The Constitutive Documents of each Group Company are in full force and effect under, and in compliance with, the laws of the place of its incorporation or establishment.

2.2    Capitalization.

(a)    The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)    9,519,000 shares of Class A-1 Ordinary Shares, none of which are issued and outstanding immediately prior to the Initial Closing.

(ii)    13,663,700 shares of Class A-2 Ordinary Shares, none of which issued and outstanding immediately prior to the Initial Closing.

(iii)    4,880,496,457 shares of Class A Ordinary Shares, 15,531,000 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Class A Ordinary Shares have been duly authorized, are fully paid and nonassessable.

(iv)    75,150,400 shares of Class B ordinary shares, 75,150,400 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Class B Ordinary Shares have been duly authorized, are fully paid and nonassessable.

(v)    21,170,443 shares of Preferred Shares, of which 21,170,443 shares have been designated Series A Preferred Shares, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Shares are as stated in the Memorandum and Articles and Investors Rights Agreement and as provided by the laws of the Cayman Islands.

(b)    Except for (i) the conversion privileges of the Preferred Sale Shares, (ii) the right of first offer provided in the Investors Rights Agreement, (iii) the Ordinary Shares reserved for issuance under the Share Plan, and (iv) as contemplated hereby and by the Memorandum and Articles, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this Section 2.2(b) and the Investors Rights Agreement, the Company is not a party to any contract that would subject the shares (including the Preferred Sale Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other Person). The Company will reserve 11,386,410 shares of Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Share Plan, provided that no shares have been issued under the Share Plan as of the date hereof and no more than 5,693,205 shares of Ordinary Shares shall have been issued under the Share Plan prior to the Qualified IPO. No arrangement or provision of the Share Plan and agreements with the management and employees of entities in the PRC relating to the Share Plan will violate any applicable laws of the PRC.

(c)    Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company as of the date hereof and immediately following the Initial Closing.

(d)    The Company has obtained valid waivers by other Persons of any rights to purchase any of the Preferred Sale Shares or any Ordinary Share issued upon conversion of the Preferred Sale Shares.

2.3    Subsidiaries; Group Structure.

(a)    Section 2.3(a) of the Disclosure Schedule sets forth the each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, as of the date hereof and immediately following the Initial Closing.

(b)    The Company has provided (or caused to be provided) to Delta a copy of the registration documents issued by the relevant PRC administration for industry and commerce regarding (i) the transfer of all equity interests held by Rothschild in ECMOHO Shanghai to Lingzhi, and (ii) the transfer of all equity interests held by Lingzhi in ECMOHO Shanghai to ECMOHO Industrial.

(c)    Except as set forth in Section 2.3(c) of the Disclosure Schedule or would not reasonably be likely to have a Material Adverse Effect, the equity transfer transactions registered with the relevant PRC administration for industry and commerce for each Group Company have complied with the applicable PRC laws and regulations.

2.4    Authorization. All corporate action required to be taken by each Warrantor’s Board of Directors and shareholders (if applicable) in order to authorize such Warrantor to enter into the Transaction Documents, and for the Company to issue the Preferred Sale Shares at the Closing and the Ordinary Shares issuable upon conversion of the Preferred Sale Shares, has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Warrantor (to the extent such Warrantor is a party), shall constitute valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable federal or state securities laws.

2.5    Valid Issuance of Shares. The Preferred Sale Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws of the United States of America or the Cayman Islands and Liens created by or imposed by a Purchaser.

2.6    Governmental Consents and Filings. Other than as set forth in the Disclosure Schedule and assuming the accuracy of the representations made by the Purchasers in Article III of this Agreement, no Authorization or Filing with any PRC, U.S. or Cayman Islands Governmental Entity is required on the part of any Group Company in connection with the consummation of the transactions contemplated by this Agreement.

2.7    Compliance. Other than as set forth in the Disclosure Schedule, the businesses of each Group Company have not been, and are not being conducted in violation of any applicable laws, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the following representations are true and complete as of the date hereof:

(a)    Each Group Company has all material franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approvals or permits required under applicable laws (“Permits”) necessary for its respective business and operations as now conducted or planned to be conducted. Each Permit is valid and in full force and effect. No Group Company is in default or violation of any Permit. No Group Company has received any written notice from any Governmental Entity regarding any actual or possible default or violation of any Permit. To the knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is pending, threatened or imminent.

(b)    Each Group Company and each of its directors, officers, employees, agents and other persons explicitly authorized to act on its behalf and the Founders (collectively, the “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls laws in all material respects. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the Business of any Group Company, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which would violate the Foreign Corrupt Practices Act of the United States of America, as amended (the “FCPA”) if taken by an entity subject to the FCPA, or could reasonably be expected to constitute a violation of any applicable law; or (iii) the making of any false or fictitious entries in the books or records of any Group Company by any Person.

(c)    Certain Regulatory Matters:

(i)    All filings and registrations with applicable Governmental Entities required in respect of the Warrantors’ ownership in the Group Companies, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce, SAFE, the tax bureau, the customs authorities, and the local counterpart of each of such Governmental Entities, as applicable, have been duly completed in accordance with applicable law.

(ii)    No holder or beneficial owner of shares of the Company (each, a “Company Security Holder”) is or has been in violation of any applicable laws in respect of the ownership of such shares, including but not limited to the registration requirement for the Founders’ (indirect) investment in the Company under the Notice Regarding Certain Administrative Measures on Offshore Investment and Financing and Round-trip Investments by PRC Residents Through Special Purpose Vehicles by PRC Residents issued by the SAFE on July 4, 2014 (the “Circular 37”) and any successor rule or regulation under PRC law (collectively, the “SAFE Rules and Regulations”). Neither the Warrantors nor, to the knowledge of the Warrantors, any of the other Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each Group Company has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authorization necessary under PRC laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it. All existing Foreign Exchange Authorization held by ECMOHO Shanghai is valid and ECMOHO Shanghai is not in default under any of such Foreign Exchange Authorization.

(d)    No Group Company is a party to any collective bargaining agreement or other Contract with any union or guild, and there are no labor unions, works councils or other organizations representing any employee of any Group Company. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, no employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements (as defined below)). Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, each Group Company has complied in all material respects with all laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination and health and safety. There has not been, and there is not now any pending or, to the knowledge of the Warrantors, threatened strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company.

(e)    Tax Matters:

(i)    Except as disclosed in the Disclosure Schedule, each Group Company (i) has timely filed all tax returns that are required to have been filed by it with any Governmental Entity, (ii) has timely paid all taxes owed by it which are due and payable (whether or not shown on any tax return) and withheld and remitted to the appropriate Governmental Entity all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency, other than, in the case of clauses (i) and (ii), unpaid taxes that are in contest with the tax authority by any Group Company in good faith or are nonmaterial in amount.

(ii)    Each tax return referred to in paragraph (1) above was properly prepared in compliance with applicable law and was (and will be) true, correct and complete in all material respects. No such tax returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading in any material aspect. All records relating to such tax returns or to the preparation thereof required by applicable law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Entity in a jurisdiction where the Group does not file tax returns that any applicable Group Company is or may be subject to taxation by that jurisdiction.

(iii)    The assessment of any additional taxes with respect to any Group Company for periods for which tax returns have been filed is not expected to materially exceed the recorded liability therefor in the most recent balance sheet of the applicable Group Company, and there are no unresolved claims concerning any material liability for taxes of any Group Company. Since the Statement Date, no Group Company has incurred any material liability for taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any tax authority relating to any of the tax returns filed by any Group Company, and to the knowledge of each of the Warrantors, there is no material liability proposed for a deficiency in any tax to be imposed upon the properties or assets of any Group Company.

(iv)    No Group Company has been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes that has not been resolved. No Group Company is responsible for the taxes of any other Person by reason of contract, successor liability or otherwise.

(f)    No Group Company has received any notice from any Governmental Entity regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable law or (ii) any actual, alleged, possible or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violation, failure or remedial action that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. None of the Warrantors and other Group Companies has been subject to any indictment, convicted in any criminal case, or found by a court of providing misleading information in any matter.

2.8    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against any Warrantor, except for as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

2.9    Compliance with Other Instruments. No Group Company is in violation of or default under any (i) provisions of its Constitutive Documents, (ii) instrument, judgment, order, writ or decree, (iii) note, indenture or mortgage, or (iv) lease, agreement, contract or purchase order to which it is a party or by which it is bound, except for violation of or default under any such provision, instrument, judgment, order, writ, decree, contract or agreement which would not reasonably be likely to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any Lien upon any assets of any Warrantor or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Warrantor.

2.10    Actions and Governmental Orders. There is no governmental order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement.

2.11    Financial Statements. The Company has delivered to the Purchasers true, correct and complete copies of the audited consolidated balance sheet and statements of operations and cash flows of ECMOHO Shanghai (the “Financial Statements”) as of December 31, 2017 (the “Statement Date”). The Financial Statements (i) have been prepared in accordance with the books and records of ECMOHO Shanghai and its Subsidiaries, and (ii) fairly present in all material respects the consolidated financial condition and position of ECMOHO Shanghai as of the dates indicated therein and the consolidated results of operations and cash flows of ECMOHO Shanghai for the periods indicated therein.

2.12    Changes. Since the Statement Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect, and there has not been by or with respect to any Group Company:

(a)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)    any waiver, termination, settlement or compromise of a valuable right or of a material debt;

(c)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any material indebtedness or guarantee, or the making of any material loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any material investment or capital contribution;

(d)    any declaration, setting aside or payment or other distribution in respect of any equity securities, or any direct or indirect redemption, purchase or other acquisition of any equity securities;

(e)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operations or business of any Group Company;

(f)    any material change in accounting methods or practices or any revaluation of any of its assets;

(g)    except in the ordinary course of business consistent with its past practice, settlement of any material claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of any taxes, entry or change of any tax election, change of any method of accounting resulting in any amount of additional tax or filing of any amended tax return;

(h)    any commencement or settlement of any material legal action; or

(i)    any agreement or commitment to do any of the things described in this Section 2.12.

2.13    Title; Properties.

(a)    The Group Companies have good and valid title to, or a valid leasehold interest in, all of their material assets, whether real, personal or mixed, purported to be owned by them (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods prior to the date hereof. Except for leased items, no Person other than a Group Company owns any interest in any such assets.

(b)    No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property (“Real Property”). All leasehold properties (“Leased Real Property”) of the Group are held under valid, binding and enforceable leases of a Group Company. To the knowledge of the Warrantors, all structures, improvements and appurtenances on the Leased Real Property lie wholly within the boundaries of such Leased Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any adjoining property owner. To the knowledge of the Warrantors, all structures and improvements on the Leased Real Properties, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing and other mechanical facilities thereof, are in good condition and repair in all material respects (reasonable wear and tear excepted) and without structural defects. There are no facilities, services, assets or properties shared with any other Person which is not a Group Company, which are used in connection with the business of the Group.

(c)    All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(d)    The Group owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all intellectual property necessary and sufficient to conduct its business and any business as proposed to be conducted by the Group without any conflict with or infringement of the rights of any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1    Authorization. The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable federal or state securities laws.

3.2    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Preferred Sale Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Preferred Sale Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II of this Agreement or the right of the Purchasers to rely thereon.

3.4    Restricted Securities. The Purchaser understands that the Preferred Sale Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Preferred Sale Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Preferred Sale Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Preferred Sale Shares, or the Ordinary Shares into which it may be converted, for resale except as set forth in the Investors Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Preferred Sale Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5    No Public Market. The Purchaser understands that no public market now exists for the Preferred Sale Shares, and that the Company has made no assurances that a public market will ever exist for the Preferred Sale Shares.

3.6    Legends. The Purchaser understands that the Preferred Sale Shares and any securities issued in respect of or exchange for the Preferred Sale Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)    Any legend set forth in, or required by, the other Transaction Documents.

(b)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Preferred Sale Shares represented by the certificate, instrument, or book entry so legended.

3.7    Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8    Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Preferred Sale Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Preferred Sale Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Preferred Sale Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Preferred Sale Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9    Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Preferred Sale Shares.

3.10    Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

ARTICLE IV

CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT CLOSING

The obligations of each Purchaser to purchase Preferred Sale Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived. In the event there is more than one closing, the following conditions shall apply to each such Closing:

4.1    Representations and Warranties. The representations and warranties of the Warrantors contained in Article II shall be true and correct in all material respects as of such Closing Date.

4.2    Performance. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by such Warrantor in all material respects on or before such Closing Date.

4.3    Qualifications. All authorizations, resolutions, approvals or permits, waivers if any, of any Governmental Entity of the PRC, the United States of America or the Cayman Islands, of members or board of directors of any applicable Group Companies or of any other Person that are required in connection with the lawful issuance and sale of the Preferred Sale Shares pursuant to this Agreement (including any waivers of preemptive rights triggered by this Agreement, if any) shall be obtained and effective as of such Closing Date. All authorizations, resolutions of members or board of directors of any applicable Group Companies or waivers that are required in connection with the consummation of the transactions set forth in Equity Transfer Agreement, the Round A and B Share Subscription Agreement and the Loan Agreement shall have been obtained and effective as of such Closing Date.

4.4    Board of Directors. As of the Initial Closing Date, the authorized size of the Board shall be six (6) members, and one (1) member of the Board shall be Greg Ye, a member appointed by Delta (the “Preferred Director”).

4.5    Investors Rights Agreement. The Warrantors and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other shareholders of the Company named as parties thereto shall have executed and delivered the Investors Rights Agreement.

4.6    Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary action of the Board of Directors and the shareholders of the Company and shall have been duly filed with the appropriate authority of the Cayman Islands, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing.

4.7    Execution of Control Agreements. ECMOHO Shanghai, Yibo and the shareholders of Yibo shall have entered into the Control Agreements in the form and substance satisfactory to Delta.

4.8    Equity Transfer Registration. The Company shall have provided (or caused to be provided) to the Purchasers a fully executed copy or copies of the equity transfer agreement (the “Equity Transfer Agreement”) by and between all the shareholders of ECMOHO Shanghai (except for the Staying Onshore Investors) and ECMOHO Hong Kong, pursuant to which, among other things, such shareholders shall transfer all their equity in ECMOHO Shanghai to ECMOHO Hong Kong. ECMOHO Hong Kong and ECMOHO Shanghai shall have completed (or caused to be completed) the registration of the transfer of the equity interests of ECMOHO Shanghai to ECMOHO Hong Kong with the relevant PRC administration for industry and commerce and provided (or caused to be provided) to the Purchasers a copy of the registration documents issued by the relevant PRC administration for industry and commerce.

4.9    Subscription Agreement. The Company shall have provided (or caused to be provided) to the Purchasers a fully executed copy or copies of the subscription agreements by each of CID Greater China Fund V, L.P., STCH Investment Inc., Smart Warrior Limited, Shanghai Yihao Enterprise Management Partnership (Limited Partnership) (上海奕好企业管理合伙企业(有限合伙)) (or their respective Affiliates) with the Company pursuant to which, among other things, each entity shall subscribe for the Class A Ordinary Shares of the Company for the amount of consideration that equals to the proceed received by such entity under the Equity Transfer Agreement (the “Round A and B Share Subscription Agreement”).

4.10    Loan Agreement. The Company shall have provided (or caused to be provided) to the Purchasers a fully executed copy or copies of the agreement by and among the Founders, ECMOHO Industrial and ECMOHO Shanghai (or one or more Subsidiaries of ECMOHO Shanghai) pursuant to which, among other things, the Founders and ECMOHO Industrial as lenders shall extend a loan to ECMOHO Shanghai or its Subsidiaries in the amount equal to the proceeds received by the Founders, ECMOHO Industrial and Shanghai Yijiasancan Investment Management Center (Limited Partnership) (上海一佳三餐投资管理中心(有限合伙)) under the Equity Transfer Agreement (the “Loan Agreement”), in the form and substance reasonably satisfactory to Delta.

4.11    Joinder Agreement. At least one Additional Purchaser shall have executed a Joinder Agreement, provided that the aggregate purchase amount of such Additional Purchaser or Purchasers for Series A Sale Shares under this Agreement shall not be less than US$3,000,000. For the avoidance of doubt, the closing of any of such Additional Purchaser’s subscription shall not be a condition to certain Purchasers’ obligations at the Initial Closing.

ARTICLE V

CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company to sell Preferred Sale Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived. In the event there is more than one closing, the following conditions shall apply to each such Closing:

5.1    Representations and Warranties. The representations and warranties of each Purchaser contained in Article III shall be true and correct in all material respects as of such Closing Date.

5.2    Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing Date.

5.3    Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity of the United States of America or the Cayman Islands that are required in connection with the lawful issuance and sale of the Preferred Sale Shares pursuant to this Agreement shall be obtained and effective as of the Closing Date.

5.4    Minimum Number of Preferred Sale Shares at Initial Closing. Such number of Preferred Sale Shares representing a minimum aggregate value of US$9,000,000.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

6.1    Use of Proceeds. The Company shall, and each Warrantors shall procure the Company to, use (or cause to be used) the proceeds from the Transaction (a) to fund the acquisition by ECMOHO Hong Kong of the outstanding shares of ECMOHO Shanghai pursuant to the Equity Transfer Agreement, and (b) for the business development, working capital and general corporate purposes of the Group.

6.2    Executory Period Covenants. Between the date of this Agreement and the Initial Closing, unless Delta consents in writing otherwise:

(a)    As promptly as practicable, each Warrantor shall: (i) use best efforts to take all actions required of such party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated under the Transaction Documents; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor pursuant to law in connection with the Transaction Documents and the issuance of the Preferred Sale Shares pursuant hereto and the consummation of the other transactions contemplated under the Transaction Documents; (c) use reasonable best efforts to obtain, or cause to be obtained, all consents (including any consents required under any contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (d) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(b)    None of the Warrantors, without the prior written consent of the Purchasers, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (b) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Purchasers of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(c)    Except as otherwise permitted by this Agreement or with the written consent of Delta, the Warrantors shall: carry on the Group’s business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof.

(d)    No Warrantor shall (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of any Group Company, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset of any Group Company, (d) issue, sell, or grant any equity security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any equity security, (f) make any material change in any method of accounting or accounting practice used by any Group Company, other than any such changes required by applicable accounting principles, or (g) authorize or commit to do any of the foregoing.

(e)    From the date hereof until the Second Closing, the Company shall notify Delta as soon as reasonably practicable of any discussions or negotiations with a third party in connection with the issuance and sale of any Additional Shares.

(f)    The Warrantors shall permit each Purchaser, or any representative thereof, at its own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as such Purchaser reasonably requests, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies.

6.3    Compliance.

(a)    The Warrantors shall use their respective reasonable best efforts to cause each of the Group Companies to comply with all applicable Laws, including, but not limited to, applicable PRC rules and regulations relating to telecommunications business, software, Intellectual Property, anti-monopoly, taxation, employment, and social welfare and benefits, except for such noncompliance that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b)    The Warrantors shall use their respective reasonable best efforts to cause Yibo to obtain the Internet Information Service Business Operation License (互联网信息服务业务经营许可证), the License for Broadcasting Audio Video Programs via Information Network (信息网络传播视听节目许可证) and the Cross-border E-Commerce Filing.

(c)    As soon as practicable after the Initial Closing, the Warrantors shall use their respective reasonable best efforts to apply for and complete any necessary filing under the SAFE Rules and Regulations.

6.4    Indemnification of the Director. The Company shall indemnify the Preferred Director against all liability arising from negligence, breach of duty or breach of trust incurred in the course of discharging his or her duties as director or officer of any Group Company. The indemnification should terminate immediately upon the effectiveness of a customary directors and officers insurance that covers the Preferred Director.

6.5    Intellectual Properties Registration. As soon as practicable after the Initial Closing, the Warrantors shall use their respective reasonable best efforts to cause the ownership of the trademarks listed in Exhibit F and the domain name and the business name of “Hengshoutang” to be transferred to Shanghai Hengshoutang Health Technology Co., Ltd. (上海恒寿堂健康科技有限公司)

6.6    Equity Transfer of Japan Subsidiary. As soon as applicable after the Initial Closing, the Founders shall procure that all the equity securities of the Japan Subsidiary be transferred from Zeng Qingchun to one of the Subsidiaries of ECMOHO Shanghai in accordance with the applicable laws and regulations.

6.7    Filing of Memorandum and Articles. The Company shall file the Memorandum and Articles with the Registrar of Companies of the Cayman Islands within ten (10) Business Days after the Closing.

6.8    Equity Pledge Registration. The Founders shall, and shall use their best efforts to cause the shareholders of Yibo to, complete the registration of the pledge of the equity interests of Yibo created under the Control Agreements with the relevant PRC administration for industry and commerce, and shall provide to Delta a copy of the pledge registration certificate issued by the relevant PRC administration for industry and commerce.

6.9    Non-competition Agreements. As soon as practicable after the Initial Closing, the Founders shall use their reasonable best efforts to cause the relevant Group Companies to enter into agreements that include customary provisions regarding non-competition, confidentiality and invention assignment with certain key employees of the Group Companies. The list of the key employees shall be determined by the Founders and approved by Board of Directors.

6.10    Management Accounts. Prior to the Initial Closing ECMOHO Shanghai shall furnish to Delta a copy of the consolidated management accounts of ECMOHO Shanghai for the six-month period ended on June 30, 2018 as soon as practicable after such management accounts are available.

6.11    Termination of Old VIE Agreement. As soon as practicable after the Initial Closing, the Warrantors shall use their reasonable best efforts to cause the termination of the VIE structure adopted by certain members of the Group Companies on April 22, 2015.

6.12    Exit of the Staying Onshore Investors. As soon as practicable after the Initial Closing, each Warrantor shall use its reasonable best efforts to, procure (i) the ECMOHO Hong Kong, either directly or indirectly, acquire all equity interests held by Ningbo Yuanyuanliuchang Investment Center (Limited Partnership) (宁波源远流长投资中心 (有限合伙)), Suzhou Dadehongqiang Investment Center (Limited Partnership) (苏州大得宏强投资中心 (有限合伙)) and Beijing Tianruidiliang Investment Co., Ltd. (北京天润地良投资有限公司) (collectively the “Staying Onshore Investors”) or their respective transferees (the “Staying Onshore Investor Transferees”) in ECMOHO Shanghai at a purchase price as approved by the Board of Directors (including the affirmative vote of at least two of the Investor Directors) (the “Staying Onshore Investor Consideration”); and (ii) the Staying Onshore Investors or Staying Onshore Investor Transferees shall subscribe for the Class A Ordinary Shares of the Company for the total consideration that equals to the Staying Onshore Investor Consideration and at a subscription price per Class A Ordinary Share approved by the Board of Directors (including the affirmative vote of at least two of the Preferred Directors).

6.13    Termination of Existing Investment Agreements. As soon as practicable after the Initial Closing, each Warrantor shall use its reasonable best efforts to cause the termination of the capital increase agreement, dated as of August 18, 2015, between Shanghai ECMOHO and other parties thereto, and the capital increase agreement, dated as of April 19, 2016, between Shanghai ECMOHO and other parties thereto (collectively, the “Capital Increase Agreements”), the Round A Shareholders Agreement (as defined in the Investors Rights Agreement) and the Round B Shareholders Agreement (as defined in the Investors Rights Agreement); provided that such shareholders agreement shall be deemed to be terminated upon the acquisition of all equity interests of ECMOHO Shanghai by ECMOHO Hong Kong.

ARTICLE VII

INDEMNITY

7.1    General Indemnity. Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Purchaser, and such Purchaser’s affiliates, directors, officers, agents and assigns (each a “Purchaser Indemnified Party”), from and against any and all losses suffered by such Purchaser Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement.

7.2    Specific Indemnity. Without limiting the generality of Section 7.1, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Purchaser Indemnified Party, from and against any and all losses suffered by such Purchaser Indemnified Party as a result of, or based upon or arising from (i) the failure by the Warrantors to procure the Staying Onshore Investors or the Staying Onshore Investor Transferees to transfer all of their equity interests in ECMOHO Shanghai to ECMOHO Hong Kong, or (ii) the failure by the Warrantors to procure the termination of the Capital Increase Agreements, the Round A Shareholders Agreement (as defined in the Investors Rights Agreement) and the Round B Shareholders Agreement (as defined in the Investors Rights Agreement) in accordance with Section 6.13. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Purchaser Indemnified Parties have any knowledge, actual or constructive, with respect thereto.

7.3    Limit on Liability. The aggregate liability of the Warrantors in respect of all claims under the Transaction Documents to any Purchaser shall not exceed the purchase price paid by such Purchaser under this Agreement. Each Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Group Companies, and in no event shall any Warrantor have any liability to such Purchaser with respect to inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by such Warrantor in or pursuant to this Agreement to the extent such Purchaser or Delta knew of such inaccuracy, breach or nonperformance as of the relevant Closing Date.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated at any time prior to the Closing as between the Company and the Purchasers:

(a)    by mutual written consent of the Parties;

(b)    by the Company if there has been a material breach of any representation, warranty, covenant or agreement made by the Purchasers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Article V would not be satisfied and such breach or condition is not curable or, if curable, is not cured within twenty (20) days after written notice thereof is given by the Company to the Purchasers; or

(c)    by the Purchasers if there has been a material breach of a representation, warranty, covenant or agreement made by the Company to the Purchasers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Article IV would not be satisfied and such breach or condition is not curable or, if curable, is not cured within twenty (20) days after written notice thereof is given by the Purchasers to the Company.

8.2    Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that no such termination shall relieve any Party of any liability or damages to the other Party resulting from (a) any knowing and intentional material breach of this Agreement or (b) the provisions set forth in this Section 7.2 and Article VIII.

ARTICLE IX

MISCELLANEOUS

9.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against which the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.2    Expenses. The Company shall bear the cost of all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction, including all reasonable fees and expenses of its and the Purchasers’ respective Representatives; provided, however, that such fees and expenses of all of the Purchasers in the aggregate shall not exceed US$70,000.00. If the Closing does not occur, each Party shall bear its own fees and expenses incurred in connection with the preparation of this Agreement and the Transaction contemplated herein, including all fees and expenses of their Representatives.

9.3    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.4    Governing Law and Venue; Specific Performance.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)    Subject to Section 9.4(c), any disputes, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the HKIAC and resolved in accordance with the arbitration rules of the HKIAC (the “Arbitration Rules”) in force at the relevant time, except as such rules are modified or displaced by any of the provisions of this Agreement. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator, as applicable, within the time limits specified by the Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties and, in the case of any award of monetary damages, shall be denominated in U.S. dollars. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)    Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.4, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 9.4(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 9.4(d) in any way.

(d)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

9.5    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

If to any Purchaser, to the address listed in Exhibit A for such Purchaser.

If to the Company:

ECMOHO Limited

2F/3F, Xuhuiyuan Building No. 1000,

Tianyaoqiao Road, Xuhui District,

Shanghai, People’s Republic of China.

Attention: Richard Wei

e-mail: richard@ecmoho.com

(with a copy to:

Sullivan & Cromwell,

Level 32,

101 Collins Street,

Melbourne, Victoria 3000

Australia.

Attention: Robert Chu

fax: (+61-3) 9654-2422)

email: chur@sullcrom.com)

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or e-mail; provided, that if given by facsimile or e-mail, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

9.6    Entire Agreement. This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE PURCHASER NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NO PARTY SHALL BE BOUND BY, OR BE LIABLE FOR, ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT CONTAINED HEREIN.

9.7    Confidentiality.

(a)    Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose any information provided by the other Party or the Company (whether oral, written or in any other form), which the other Party or the Company has provided prior to the date of this Agreement or may provide to the Purchaser subsequent to the date of this Agreement, and any information derived by the Purchaser or its Representatives from such information, including the existence and terms and conditions of this Agreement (collectively, the “Confidential Information”). Confidential Information shall not include information that:

(i)    is publicly available or becomes publicly available without the breach of any obligations of confidentiality by the receiving Party;

(ii)    was in possession of the receiving Party, having been acquired without the breach of any obligations of confidentiality, prior to it being furnished to the receiving Party; or

(iii)    was independently and lawfully acquired by the receiving Party without the breach of any obligations of confidentiality.

(b)    Each Party may disclose Confidential Information to its Affiliates and its and their respective Representatives subject to the condition that they:

(i)    need to know the Confidential Information for purposes of the activities contemplated by this Agreement;

(ii)    are informed of the confidential nature of the Confidential Information; and

(iii)    are bound by confidentiality obligations to the same extent as set forth in this Section 9.7.

(c)    If a Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it shall provide the other Party with prompt prior written notice and may disclose only that portion of the Confidential Information that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded to such Confidential Information; provided, that the failure to obtain such assurance of confidential treatment shall not limit or restrict any disclosures otherwise permitted under this Section 9.7. If a Party is required by applicable securities laws or rules or regulations of each stock exchange upon which the securities of a Party or the Company are listed or pursuant to a request by any other regulatory or Governmental Entity in any jurisdiction to disclose any of the Confidential Information, such Party shall as far as reasonably practicable, and to the extent permitted by law, make such disclosure only after prior consultation with the other Party and after giving the other Party a reasonable opportunity to comment on the proposed disclosure.

(d)    All Confidential Information provided by a Party shall be and shall remain the property of such Party or, as the case may be, the Company. Each Party shall, and shall cause its Affiliates and its and their respective Representatives to, subject to applicable laws, within ten (10) days following a request by the other Party, return to such Party all Confidential Information and all reproductions of Confidential Information, or promptly destroy such Confidential Information or reproductions thereof in any form (except that if such Confidential Information or any reproduction thereof is in electronic form, a Party shall only be required to destroy such Confidential Information or any reproduction thereof to the extent permitted by applicable laws and reasonably practicable) and deliver to the other Party a certificate signed by a senior officer of the receiving Party confirming compliance with this Section 9.7. In the case of such Confidential Information that is not returned or destroyed, the Purchaser shall continue to keep such information confidential pursuant to the terms of this Section 9.7 and shall not use such Confidential Information for purposes other than the compliance with such laws.

9.8    No Third-Party Beneficiaries. Each Party hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Persons other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.9    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.10    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an annex, exhibit, section or schedule, such reference shall be to an annex, exhibit, section or schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.11    Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except that the Purchaser may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve the Purchaser of any of its obligations hereunder). Any purported assignment in violation of this Agreement is void.

9.12    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ECMOHO LIMITED:

By:	/s/ ZENG QINGCHUN

Name:	ZENG QINGCHUN
(print)

SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ECMOHO (HONG KONG) HEALTH TECHNOLOGY LIMITED

By:	/s/ ZENG QINGCHUN

Name:	ZENG QINGCHUN
(print)

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SHANGHAI ECMOHO HEALTH BIOTECHNOLOGY CO., LTD.
By: /s/ Ying Wang
Name: Ying Wang
(print)

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

By:	/s/ WANG YING (王影)

Name:	WANG YING (王影)
(print) PRC ID Number: ***

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

By:	/s/ ZENG QINGCHUN (曾庆春)

Name:	ZENG QINGCHUN (曾庆春)
(print) PRC ID Number: ***

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASERS: Delta Capital Growth Fund II, L.P.

By:	/s/ Weigang Greg Ye

Name:	Weigang Greg Ye

Title:	Managing Director

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASERS:

李水蓮

By:	/s/ Shua-Lien Li

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT